Exhibit 10.5

TaskUs, Inc.

FORM OF PHANTOM SHARE AGREEMENT

TaskUs, Inc., a Delaware corporation (the “Company”), pursuant to its Phantom Stock Plan (the “Plan”), hereby grants to the Participant named below the number of Phantom Shares set forth below in exchange, conversion, substitution and/or replacement of that number of phantom shares issued by TaskUs, Holdings Inc., a Delaware corporation, that were not cashed out in connection with the transactions (the “Transactions”) contemplated by the Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of August 4, 2018, among the Company and the other parties thereto. This Phantom Share Agreement (this “Agreement”) is subject to all of the terms and conditions as set forth herein and in the Plan, which is attached hereto and incorporated herein in its entirety. Capitalized terms used but not defined herein will have the meanings ascribed thereto in the Plan.

Participant: [NAME]

Date of Grant: Date of the Transactions

Vesting Commencement Date: Date of Grant

Number of Phantom Shares: [NUMBER]

Base Value Per Phantom Share: $0.00

Liquidity Event Deadline: 7 year anniversary of the Date of Grant

*See Section 13 of the Plan regarding possible changes in the number of Phantom Shares subject to this Agreement.

Expiration Date: The Expiration Date for each Phantom Share depends on whether it has vested. Where the Phantom Share has not vested pursuant to the Vesting Schedule below, the Expiration Date is the earlier of: (i) the Liquidity Event Deadline or (ii) the date of termination of Participant’s Continuous Service. Where a particular Phantom Share has vested pursuant to the Vesting Schedule below, the Expiration Date is the Liquidity Event Deadline.

Vesting Terms: One-fourth (1/4th) of the Phantom Shares will vest on the first anniversary of the Vesting Commencement Date, and the balance of the Phantom Shares will vest in a series of thirty-six (36) successive equal monthly installments thereafter on the same day of the month as the Vesting Commencement Date (and if there is no corresponding day, on the last day of the month), such that all of the Phantom Shares will be vested on the fourth anniversary of the Vesting Commencement Date, subject to Participant’s Continuous Service as of each such date.

Vested Phantom Shares will remain outstanding until the earlier of: (i) the Expiration Date, (ii) a Liquidity Event, and (iii) a termination of Participant’s Continuous Service for Cause. If the Vested Phantom Shares terminate for any of the foregoing reasons other than pursuant to a Liquidity Event, such Vested Phantom Shares will be forfeited to the Company and no payment therefor will be made at any time.

Confirmation and Waiver: Participant confirms that the award of Phantom Shares set forth in this Phantom Share Agreement is in full satisfaction of any obligation by the Company to issue an award under a phantom stock plan to Participant as set forth in an employee offer letter or otherwise. Participant hereby irrevocably waives any right to receive any other equity or phantom equity in connection with Participant’s prior services to the Company.

Additional Terms/Acknowledgements: The undersigned Participant acknowledges receipt of, and understands and agrees to, this Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Agreement and the Plan set forth the entire understanding between Participant and the

Company regarding the Phantom Shares granted hereunder and supersede all prior oral and written agreements on that subject. Participant further acknowledges and understands that, in the event the Company determines that the form of payment hereunder will be in equity of the Company or any other entity, Participant may be required, as a condition of receiving such payment, to make certain representations and execute other documentation, including, without limitation, an agreement not to sell such equity in the event no securities law exemption is available or for a referenced period of time.

Participant further consents to receive any documents related to the Plan by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

The Plan and this award of Phantom Shares is intended to comply, to the greatest extent possible, with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4). Notwithstanding the foregoing, if it is determined that the Plan or an award of Phantom Shares fails to satisfy the requirements of the short-term deferral rule and is otherwise deferred compensation subject to Section 409A, then the Plan and the Phantom Shares hereunder shall be interpreted to the greatest extent possible as consistent, with Treasury Regulation Sections 1.409A-3(i)(1)(i) and 1.409A-3(i)(5)(iv)(A). Each installment of Phantom Shares that vest is intended to constitute a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). Notwithstanding any contrary provision of the Plan or of this Agreement, under no circumstances will the Company reimburse Participant for any taxes or other costs under Section 409A or any other tax law or rule. All such taxes and costs are solely the responsibility of Participant.

To indicate your acceptance of your designation as a Participant in the Plan, please sign a copy of this Agreement in the space indicated below and return it to Bryce Maddock on or before the one month anniversary of the Date of Grant.

TaskUs, INC.		PARTICIPANT

By:
Name:	Bryce Maddock	Signature
Title:	Chief Executive Officer
Date:	, 2018	Date:	, 2018

ATTACHMENT: Phantom Stock Plan